Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Prenetics Global Limited on Amendment No. 2 of Form F-4 (File No. 333-260928) of our report dated February 16, 2021, except for Note 9 Subsequent Events as to which the date is March 24, 2021, Note 2 Summary of Significant Accounting Policies, Fair Value of Financial Instruments and Derivative Financial Instruments, and Note 7 Warrant Liabilities as to which the date is April 22, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Artisan Acquisition Corp. as of February 4, 2021 and for the period from February 2, 2021 (inception) through February 4, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Boston, MA

December 16, 2021